EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES LTD. ANNOUNCES COMPLETION OF SALE OF
$50 MILLION OF 7 1/4% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

New York, NY, November 16, 2006—Medis Technologies Ltd. (Nasdaq:MDTL) today announced that it has completed the offering and sale of $50.0 million of its 7 1/4% Series A Cumulative Convertible Perpetual Preferred Stock (the “Preferred Stock”), to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The annual cash dividend on each share of Preferred Stock is $725 and is payable quarterly, in arrears, commencing on February 15, 2007. Each share of Preferred Stock is convertible at the holder’s option at any time into 347.2222 shares of Medis common stock (which is equivalent to an initial conversion price of $28.80 per share). On or after November 20, 2009, if the closing price of Medis’ common stock exceeds 150% of the conversion price for 20 trading days during any consecutive 30 trading day period, Medis may cause the conversion of the Preferred Stock into common stock at the then prevailing conversion rate.

Medis intends to use the net proceeds of the offering for product development, product commercialization, including to expand production capacity, and general corporate purposes.

The Preferred Stock and any common stock issuable upon conversion of the Preferred Stock have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful. This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to the results of financing efforts. Further information regarding these and other risks is described from time to time in Medis’ filings with the Securities and Exchange Commission.

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